Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Leonard F. Griehs (Analysts) (856) 342-6428 Anthony Sanzio (Media) (856) 968-4390
CAMPBELL REPORTS THIRD QUARTER RESULTS.
Adjusted Net Earnings Per Share Increased 12 Percent to $0.48.
Raises 2009 Adjusted EPS Guidance.
CAMDEN, N.J., May  21, 2009—Campbell Soup Company (NYSE: CPB) today reported net earnings for the quarter ended May 3, 2009 of $174 million, or $0.49 per share, compared to $532 million, or $1.40 per share, in the prior year. Excluding items impacting comparability, adjusted net earnings were $171 million in the current quarter compared to adjusted net earnings of $165 million in the prior year’s quarter. Adjusted net earnings per share were $0.48 in the current quarter compared to adjusted net earnings per share of $0.43 in the prior year’s quarter, an increase of 12 percent. Reflecting a stronger U.S. dollar, adjusted net earnings per share for the quarter were negatively impacted by $0.04 due to currency translation.
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We delivered strong earnings growth this quarter. Reflecting our previous pricing actions and ongoing productivity improvements, gross margin performance improved versus the prior year, as expected. Following increased spending in the first half to launch new products, we reduced marketing expenses, as planned, particularly in U.S. Soup.

     “Despite softer sales in the quarter, year to date we’ve delivered one of the strongest U.S. Soup sales performances in years, with sales up 6 percent. Consumers continued to view soup as a simple, nourishing and affordable meal. In particular, condensed cooking soups provided strong growth, as our value marketing message resonated with consumers. We also are pleased with the introduction and ongoing performance of ‘Campbell’s Select Harvest’ and ‘Campbell’s’ ‘V8’ ready-to-serve soups and ‘Swanson’ stock.”
     Conant continued, “Beyond U.S. Soup, our Sauces business turned in a stellar quarter with double-digit sales growth and very strong earnings growth. Pepperidge Farm also delivered double-digit sales gains in ‘Goldfish’ snack crackers and ‘Milano’ cookies. On the other hand, our beverage and North America Foodservice businesses have been negatively impacted by the poor economy.
     “Internationally, we delivered solid performance in Asia Pacific, behind double-digit sales gains in the Australian soup business. However, our European business declined in the face of a very challenging operating environment. In emerging markets, we continued to build our capabilities in Russia and China.”
     Conant concluded, “We are successfully managing our way through the challenging economic conditions, we are gaining momentum in our key areas of focus and we are on track to deliver solid full-year results.”
Fiscal 2009 Guidance
     On a currency neutral basis, the company expects to deliver sales growth, excluding the negative impact of one less week in the fiscal year and divestitures, within its long-term target range of between 3 and 4 percent; adjusted earnings before interest and taxes (EBIT) growth slightly below its long-term growth target of between 5 and 6 percent, reflecting the impact of one less week, higher marketing spending and increased investment spending in Russia and China. On a currency neutral basis, Campbell now expects growth in adjusted net earnings per share (EPS) to exceed the 5 to 7 percent range from the fiscal 2008 adjusted base of $2.09.

     The company expects its fiscal 2009 sales, EBIT and EPS growth rates will be negatively impacted by approximately 5 percentage points as a result of currency translation.
Third Quarter Financial Results
     The items impacting comparability of third-quarter net earnings are summarized below:

	Third Quarter
	2009		2008
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS
Net earnings, as reported	$174	$0.49	$532	$1.40	*

Continuing Operations

Earnings from continuing operations, as reported	$174	$0.49	$54	$0.14

Adjustment for restructuring charges and related costs	4	0.01	100	0.26

Net adjustment on commodity hedges	(7)	(0.02)	—	—

Adjusted Earnings from continuing operations	$171	$0.48	$154	$0.40

Discontinued Operations

Earnings from discontinued operations, as reported	$—	$—	$478	$1.25

Adjustment for gain on sale of Godiva Chocolatier	—	—	(467)	(1.23)

Adjusted Earnings from discontinued operations	$—	$—	$11	$0.03	*

Adjusted Net earnings	$171	$0.48	$165	$0.43

*	Does not add due to rounding.
     A detailed reconciliation of the adjusted fiscal 2009 and 2008 financial information to the reported information is attached to this release.
     For the third quarter, sales declined 10 percent to $1.686 billion. The decline in sales reflects the following factors:
▪	Volume and mix subtracted 6 percent

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 6 percent

▪	Divestitures subtracted 3 percent

Additional Third Quarter Financial Details
▪	Gross margin was 40.6 percent compared to 38.6 percent a year ago. The current year included $6 million of costs related to initiatives to improve operational efficiency and long-term profitability and a favorable net adjustment of $11 million related to commodity hedging. After adjusting for these items, gross margin percentage for the quarter was 40.3 percent. The increase in gross margin percentage was primarily due to pricing, productivity improvements and favorable mix, partially offset by cost inflation.

▪	Marketing and selling expenses decreased by $38 million to $246 million primarily due to the impact of currency and reduced advertising.

▪	Administrative expenses decreased from $158 million to $129 million, reflecting the benefit of cost reduction efforts, lower long-term compensation costs and the impact of currency.

▪	Excluding items impacting comparability, earnings before interest and taxes were $281 million as compared to $254 million in the prior-year quarter, an increase of 11 percent. Currency translation adversely impacted earnings growth before interest and taxes by eight percentage points. Earnings before interest and taxes improved primarily due to lower administrative costs, improved gross margin performance and lower advertising.

▪	At the end of the quarter, net debt, or total debt minus cash and cash equivalents, was $2.521 billion compared to $2.066 billion a year ago, an increase of $455 million. The prior year reflected proceeds received from the sale of Godiva which were subsequently used to repurchase shares.

▪	Net interest expense declined to $26 million, compared to $37 million in the prior year due to the significant decline in the company’s short-term borrowing rates.

Year-to-Date Financial Results
     The current and prior period’s net earnings included items that impacted comparability. These items are summarized below:

	Nine Months
	2009		2008
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS
Net earnings, as reported	$667	$1.85	$1,076	$2.79

Continuing Operations

Earnings from continuing operations, as reported	$663	$1.84	$582	$1.51

Adjustment for restructuring charges and related costs	14	0.04	100	0.26

Adjustment for unrealized losses on commodity hedges	9	0.02	—	—

Benefit from resolution of a state tax contingency	—	—	(13)	(0.03)

Adjusted Earnings from continuing operations	$686	$1.90	$669	$1.74

Discontinued Operations

Earnings from discontinued operations, as reported	$4	$0.01	$494	$1.28

Adjustment for gain on sale of Godiva Chocolatier	—	—	(462)	(1.20)

Adjustment to taxes on gain on sale of Godiva Chocolatier	(4)	(0.01)	—	—

Adjusted Earnings from discontinued operations	$—	$—	$32	$0.08

Adjusted Net earnings	$686	$1.90	$701	$1.82

     Net earnings for the first nine months were $667 million, or $1.85 per share, compared to $1.076 billion, or $2.79 per share, in the year-ago period. Excluding items impacting comparability, adjusted net earnings were $686 million compared to $701 million in the year-ago period. Adjusted net earnings per share were $1.90 in the current period compared to $1.82 in the prior period, an increase of 4 percent. Adjusted net earnings per share growth benefited from a decline in average diluted shares outstanding. In the first nine months of 2009, adjusted net earnings per share were negatively impacted by $0.08 due to currency translation.
     For the first nine months of fiscal 2009, sales were $6.058 billion, a decrease of 4 percent. The change in sales for the period reflects the following factors:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 7 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 4 percent

▪	Divestitures subtracted 3 percent
Additional Year-to-Date Financial Details
▪	Marketing and selling expenses decreased $31 million to $868 million, primarily due to the impact of currency and lower selling expenses, partially offset by higher advertising costs.

▪	Excluding items impacting comparability, earnings before interest and taxes were $1.075 billion compared to $1.082 billion in the prior year, a decrease of 1 percent. Currency translation adversely impacted earnings growth before interest and taxes by four percentage points.

▪	Average diluted shares outstanding declined to 361 million from 385 million primarily due to repurchases utilizing net proceeds from the divestiture of the Godiva business and Campbell’s strategic share repurchase programs.

▪	During the first nine months, Campbell repurchased 13 million shares for $409 million under its June 2008 strategic share repurchase program and the company’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans.
Summary of Fiscal 2009 Third Quarter and Year-To-Date Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $808 million compared to $811 million a year ago. The change in sales reflects the following factors:
▪	Volume and mix subtracted 7 percent

▪	Price and sales allowances added 5 percent

▪	Decreased promotional spending added 1 percent

▪	The acquisition of “Wolfgang Puck” soups, broths and stocks added 1 percent
     Total soup sales for the quarter decreased 2 percent, driven by the following:
▪	Sales of “Campbell’s” condensed soups increased 2 percent. Condensed cooking varieties achieved solid gains, benefitting from increased at-home eating, which were partially offset by a decline in eating varieties.

▪	Sales of ready-to-serve soups decreased 7 percent primarily due to declines in sales of the convenience platform, which includes soup in microwavable bowls and cups.

▪	Broth sales decreased 2 percent.
     Further details of the sales results of this segment’s other businesses include:
▪	Beverage sales decreased primarily due to a decline in “V8” vegetable juice.

▪	Sales of both “Prego” pasta sauce and “Pace” Mexican sauces experienced double-digit growth as consumers increased at-home eating during the economic downturn.
     Operating earnings were $195 million compared to $172 million in the prior-year period, an increase of 13 percent. The increase in operating earnings was due to lower advertising and lower administrative expenses.
     For the first nine months, U.S. Soup, Sauces and Beverages sales increased 4 percent to $3.134 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 8 percent

▪	Increased promotional spending subtracted 2 percent
     For the first nine months, soup sales increased 6 percent:
▪	Sales of condensed soup increased 6 percent with gains in both cooking and eating varieties.

▪	Sales of ready-to-serve soup increased 4 percent due to the successful launches of “Campbell’s Select Harvest” and

“Campbell’s” “V8” soups, partly offset by lower sales of “Campbell’s Chunky” varieties.

▪	Broth sales increased 10 percent due to the growth of the base business and the successful introduction of “Swanson” cooking stock.
     Operating earnings were $779 million compared to $767 million in the year-ago period. The increase in operating earnings reflected the higher level of sales, partly offset by a decline in gross margin percentage, as pricing and productivity improvements were not sufficient to offset cost inflation.
Baking and Snacking
     Sales for Baking and Snacking were $431 million, a decrease of 14 percent from a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 9 percent

▪	Divestitures subtracted 8 percent
     Further details of sales results include the following:
▪	Sales of Pepperidge Farm products increased, driven by double-digit growth in “Goldfish” snack crackers and in “Milano” cookies, as well as the introduction of Granola cookies.

▪	On a reported basis, Arnott’s sales declined due to the divestiture of certain salty snack foods brands, the discontinuance of the private label biscuit and industrial chocolate businesses associated with the closing of a production facility in Australia and the unfavorable impact of currency. Excluding these factors, sales increased, driven by solid growth in both savory and sweet biscuit products with especially strong growth in Indonesia.
     Operating earnings were $57 million compared with a loss of $92 million in the prior-year period. In connection with the previously announced restructuring initiative,

the current quarter included $1 million in costs compared to $144 million in the prior year’s quarter. The remaining increase in operating earnings was due to gains in Pepperidge Farm and Arnott’s, partially offset by the unfavorable impact of currency.
     For the first nine months, sales decreased 10 percent to $1.380 billion. A breakdown in the change in sales follows:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 8 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 6 percent

▪	Divestitures subtracted 8 percent
     Operating earnings were $193 million compared to $48 million in the year-ago period. In connection with the previously announced restructuring initiative, the current year included $3 million in accelerated depreciation and other exit costs, compared to a $144 million restructuring charge in the prior year. The remaining increase was primarily due to significant growth in Arnott’s, partially offset by the negative impact of currency.
International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $297 million, a decrease of 26 percent compared to a year ago. The change in sales reflects the following factors:
▪	Volume and mix subtracted 7 percent

▪	Price and sales allowances added 5 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency subtracted 16 percent

▪	Divestitures subtracted 5 percent
     Excluding the unfavorable impact of currency and divestitures, further details of sales results include the following:
▪	In Asia Pacific, sales increased primarily due to double-digit gains in the Australian soup business and Malaysia.

▪	In Europe, sales declined due to declines in Germany and France.

▪	In Canada, sales declined primarily due to lower soup sales.

     Operating earnings were $29 million compared to $40 million a year ago. The prior-year quarter included $6 million in restructuring charges. The decrease was due to the unfavorable impact of currency and lower earnings in Europe, partly offset by gains in the Asia Pacific region and Canada.
     For the first nine months, sales decreased 14 percent to $1.068 billion. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 4 percent

▪	Price and sales allowances added 5 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 11 percent

▪	Divestitures subtracted 3 percent
     Excluding the impact of currency and divestitures, sales were comparable to a year ago, as gains in the Asia Pacific region and Canada were offset by declines in Europe.
     Operating earnings were $117 million compared to $152 million in the year-ago period. The prior year included $6 million in restructuring charges. The decline was due to the unfavorable impact of currency and costs to launch products in Russia and China.
North America Foodservice
     Sales were $150 million, a decrease of 10 percent compared to a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 8 percent

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 5 percent

▪	Currency subtracted 3 percent
     Operating earnings were $13 million compared to a loss of $4 million in the prior period. In connection with the previously announced restructuring initiative, the current quarter included $5 million in accelerated depreciation and other exit costs, compared to a $22 million restructuring charge in the prior-year quarter. Excluding these charges, operating earnings were flat versus the prior-year quarter.

     For the first nine months, sales were $476 million compared to $509 million in the year-ago period. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 8 percent

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 2 percent
     Operating earnings were $34 million compared to $40 million in the prior period. In connection with the previously announced restructuring initiative, the current year included $18 million in accelerated depreciation and other exit costs, compared to a $22 million restructuring charge in the prior year. The decline in operating earnings was primarily due to lower volumes.
Unallocated Corporate Expenses
     Unallocated corporate expenses decreased from $34 million a year ago to $8 million in the current quarter. The decrease was primarily due to a favorable net adjustment of $11 million related to commodity hedges, lower long-term compensation costs and lower expenses associated with the company’s North American SAP implementation. For the first nine months, unallocated corporate expenses decreased from $97 million to $83 million. The decrease was primarily due to lower expenses associated with the company’s North American SAP implementation and lower long-term compensation costs, partially offset by a net $14 million unrealized loss on commodity hedges.

Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2009 and 2008 financial information to the reported financial information is attached to this release.
Conference Call
     Campbell will host a conference call to discuss these results on May 22, 2009 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-219-5631 and non-U.S. participants at 1-703-639-1122. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call and accompanying slides also will be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight May 29, 2009 at 1-888-266-2081 or 1-703-925-2533. The access code is 1359864.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, “Campbell’s” tomato juice, and “Wolfgang Puck” soups, stocks and broths.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Europe, Mexico, Latin America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.

     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup, baked snacks, and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” and “V8.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, inflation, commodity hedging, currency translation and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the risks associated with portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and

(11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	May 3,	April 27,
	2009	2008
Net sales	$1,686	$1,880

Costs and expenses
Cost of products sold	1,001	1,154
Marketing and selling expenses	246	284
Administrative expenses	129	158
Research and development expenses	27	30
Other expenses / (income)	(3)	—
Restructuring charges	—	172

Total costs and expenses	1,400	1,798

Earnings before interest and taxes	286	82
Interest, net	26	37

Earnings before taxes	260	45

Taxes on earnings	86	(9)

Earnings from continuing operations	174	54
Earnings from discontinued operations	—	478

Net earnings	$174	$532

Per share — basic
Earnings from continuing operations	$.50	$.14
Earnings from discontinued operations	—	1.28

Net earnings	$.50	$1.43

Dividends	$.25	$.22

Weighted average shares outstanding — basic	350	373

Per share — assuming dilution
Earnings from continuing operations	$.49	$.14
Earnings from discontinued operations	—	1.25

Net earnings	$.49	$1.40

Weighted average shares outstanding — assuming dilution	354	381

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $6 ($4 after tax or $.01 per share) related to the initiatives announced in April 2008 to improve operational efficiency. In fiscal 2008, the company recorded a pre-tax restructuring charge of $172 ($100 after tax or $.26 per share) related to the previously announced initiatives.
In fiscal 2009, the company recognized in cost of products sold an $11 ($7 after tax or $.02 per share) favorable net adjustment on commodity hedge positions.
In fiscal 2008, the company recognized an after-tax gain of $467 ($1.23 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
The sum of the individual per share amounts does not equal due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	May 3,	April 27,
	2009	2008
Net sales	$6,058	$6,283

Costs and expenses
Cost of products sold	3,665	3,776
Marketing and selling expenses	868	899
Administrative expenses	407	440
Research and development expenses	83	82
Other expenses / (income)	(5)	4
Restructuring charges	—	172

Total costs and expenses	5,018	5,373

Earnings before interest and taxes	1,040	910
Interest, net	83	121

Earnings before taxes	957	789

Taxes on earnings	294	207

Earnings from continuing operations	663	582
Earnings from discontinued operations	4	494

Net earnings	$667	$1,076

Per share — basic
Earnings from continuing operations	$1.87	$1.54
Earnings from discontinued operations	.01	1.31

Net earnings	$1.88	$2.85

Dividends	$.75	$.66

Weighted average shares outstanding — basic	354	377

Per share — assuming dilution
Earnings from continuing operations	$1.84	$1.51
Earnings from discontinued operations	.01	1.28

Net earnings	$1.85	$2.79

Weighted average shares outstanding — assuming dilution	361	385

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $21 ($14 after tax or $.04 per share) related to the initiatives announced in April 2008 to improve operational efficiency. In fiscal 2008, the company recorded a pre-tax restructuring charge of $172 ($100 after tax or $.26 per share) related to the previously announced initiatives.
In fiscal 2009, the company recognized expense of $14 ($9 after tax or $.02 per share) in cost of products sold related to unrealized losses on commodity hedges.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.
In fiscal 2008, the company recognized an after-tax gain of $462 ($1.20 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	May 3,	April 27,	Percent
	2009	2008	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$808	$811	0%
Baking and Snacking	431	502	(14%)
International Soup, Sauces and Beverages	297	400	(26%)
North America Foodservice	150	167	(10%)

Total sales	$1,686	$1,880	(10%)

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$195	$172	13%
Baking and Snacking	57	(92)	162%
International Soup, Sauces and Beverages	29	40	(28%)
North America Foodservice	13	(4)	425%

Total operating earnings	294	116	153%
Unallocated corporate expenses	(8)	(34)

Earnings before interest and taxes	286	82	249%
Interest, net	(26)	(37)
Taxes on earnings	(86)	9

Earnings from continuing operations	174	54	222%
Earnings from discontinued operations	—	478

Net earnings	$174	$532	(67%)

Per share — assuming dilution
Earnings from continuing operations	$.49	$.14	250%
Earnings from discontinued operations	—	1.25

Net earnings	$.49	$1.40	(65%)

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $6 ($4 after tax or $.01 per share) related to the initiatives announced in April 2008 to improve operational efficiency. The restructuring related costs were recognized in the following segments: North America Foodservice — $5, and Baking and Snacking — $1. In fiscal 2008, the company recorded a pre-tax restructuring charge of $172 ($100 after tax or $.26 per share) related to the previously announced initiatives. The restructuring charge was recognized in the following segments: Baking and Snacking — $144, International Soup, Sauces and Beverages — $6, and North America Foodservice — $22.
In fiscal 2009, the company recognized in cost of products sold an $11 ($7 after tax or $.02 per share) favorable net adjustment on commodity hedge positions. The favorable net adjustment is included in Unallocated corporate expenses.
In fiscal 2008, the company recognized an after-tax gain of $467 ($1.23 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
The sum of the individual per share amounts does not equal due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	May 3,	April 27,	Percent
	2009	2008	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$3,134	$3,001	4%
Baking and Snacking	1,380	1,525	(10%)
International Soup, Sauces and Beverages	1,068	1,248	(14%)
North America Foodservice	476	509	(6%)

Total sales	$6,058	$6,283	(4%)

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$779	$767	2%
Baking and Snacking	193	48	302%
International Soup, Sauces and Beverages	117	152	(23%)
North America Foodservice	34	40	(15%)

Total operating earnings	1,123	1,007	12%
Unallocated corporate expenses	(83)	(97)

Earnings before interest and taxes	1,040	910	14%
Interest, net	(83)	(121)
Taxes on earnings	(294)	(207)

Earnings from continuing operations	663	582	14%
Earnings from discontinued operations	4	494

Net earnings	$667	$1,076	(38%)

Per share — assuming dilution
Earnings from continuing operations	$1.84	$1.51	22%
Earnings from discontinued operations	.01	1.28

Net earnings	$1.85	$2.79	(34%)

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $21 ($14 after tax or $.04 per share) related to the initiatives announced in April 2008 to improve operational efficiency. The restructuring related costs were recognized in the following segments: North America Foodservice — $18, and Baking and Snacking — $3. In fiscal 2008, the company recorded a pre-tax restructuring charge of $172 ($100 after tax or $.26 per share) related to the previously announced initiatives. The restructuring charge was recognized in the following segments: Baking and Snacking — $144, International Soup, Sauces and Beverages — $6, and North America Foodservice — $22.
In fiscal 2009, the company recognized expense of $14 ($9 after tax or $.02 per share) in cost of products sold related to unrealized losses on commodity hedges. The losses are included in Unallocated corporate expenses.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.
In fiscal 2008, the company recognized an after-tax gain of $462 ($1.20 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	May 3,	April 27,
	2009	2008
Current assets	$1,448	$1,584

Current assets held for sale	—	26

Plant assets, net	1,812	1,892

Intangible assets, net	2,292	2,624

Other assets	290	381

Total assets	$5,842	$6,507

Current liabilities	$1,633	$1,638

Current liabilities held for sale	—	25

Long-term debt	1,954	1,767

Other liabilities	1,125	1,178

Non-current liabilities held for sale	—	3

Shareowners’ equity	1,130	1,896

Total liabilities and shareowners’ equity	$5,842	$6,507

Total debt	$2,582	$2,116

Cash and cash equivalents	$61	$50

Net debt	$2,521	$2,066

Reconciliation of GAAP and Non-GAAP Financial Measures
Third Quarter Ended May 3, 2009
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company’s financial position at May 3, 2009 and April 27, 2008, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	May 3, 2009	April 27, 2008
Current notes payable	$628	$349
Long-term debt	1,954	1,767

Total debt	$2,582	$2,116

Less: Cash and cash equivalents	(61)	(50)

Net debt	$2,521	$2,066

Items Impacting Gross Margin and Net Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results if these transactions are excluded.
The following items impacted gross margin and/or net earnings:
(1)	In the third quarter of fiscal 2009, the company recognized in cost of products sold an $11 million ($7 million after tax or $0.02 per share) favorable net adjustment on commodity hedge positions. The aggregate year-to-date impact from open commodity hedges was $14 million ($9 million after tax or $0.02 per share) of unrealized losses. Beginning in fiscal 2009, unrealized gains and losses on commodity hedging activities are excluded from segment operating earnings and are recorded in unallocated corporate expenses as these open positions represent hedges of future purchases. Upon closing of the contracts, the realized gain or loss is transferred to segment operating earnings, which allows the segments to reflect the economic effects of the hedge without exposure to quarterly volatility of unrealized gains and losses. The volatility associated with the unrealized gains or losses will be treated as an item impacting comparability. In prior periods, unrealized gains and losses on commodity hedging were not material.

(2)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the third quarter of fiscal 2009, the company recorded expenses of $6 million ($4 million after tax or $0.01 per share) in cost of products sold related to these initiatives. The aggregate year-to-date impact was $21 million ($14 million after tax or $0.04 per share). In the third quarter of fiscal 2008, the company recorded a pre-tax restructuring charge of $172 million ($100 million after tax or $0.26 per share). For the year ended August 3, 2008, the company recorded pre-tax restructuring charges of $175 million and $7 million of expenses in cost of products sold (aggregate impact of $107 million after tax or $0.28 per share) related to these initiatives.

(3)	In the second quarter of fiscal 2009, the company recorded a $4 million tax benefit ($0.01 per share) in discontinued operations related to the sale of the Godiva Chocolatier business.

(4)	In the third quarter of fiscal 2008, the company recognized a pre-tax gain of $707 million ($467 million after tax or $1.23 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business. The total after-tax gain on the sale was $462 million, or $1.20 per share, for the nine months ended April 27, 2008, and $1.21 per share for fiscal 2008.

(5)	In the second quarter of fiscal 2008, the company recorded a non-cash tax benefit of $13 million ($0.03 per share) in earnings from continuing operations from the favorable resolution of a state tax contingency in the United States.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Third Quarter
(millions, except per share amounts)	May 3, 2009	Apr. 27, 2008	% Change
Gross margin, as reported	$685	$726
Deduct: Net adjustment on commodity hedges (1)	(11)	—
Add: Restructuring related costs (2)	6	—

Adjusted Gross margin	$680	$726	(6)%

Adjusted Gross margin percentage	40.3%	38.6%

Earnings before interest and taxes, as reported	$286	$82
Deduct: Net adjustment on commodity hedges (1)	(11)	—
Add: Restructuring charges and related costs (2)	6	172

Adjusted Earnings before interest and taxes	$281	$254	11%

Interest, net, as reported	$26	$37

Adjusted Earnings before taxes	$255	$217

Taxes on earnings, as reported	$86	$(9)
Deduct: Tax expense from the net adjustment on commodity hedges (1)	(4)	—
Add: Tax benefit from restructuring charges and related costs (2)	2	72

Adjusted Taxes on earnings	$84	$63

Adjusted effective income tax rate	32.9%	29.0%

Earnings from continuing operations, as reported	$174	$54
Deduct: Net adjustment on commodity hedges (1)	(7)	—
Add: Net adjustment from restructuring charges and related costs (2)	4	100

Adjusted Earnings from continuing operations	$171	$154	11%

Earnings from discontinued operations, as reported	$—	$478
Deduct: Gain on sale of Godiva Chocolatier business (4)	—	(467)

Adjusted Earnings from discontinued operations	$—	$11

Adjusted Net earnings	$171	$165	4%

Diluted earnings per share — continuing operations, as reported	$0.49	$0.14
Deduct: Net adjustment on commodity hedges (1)	(0.02)	—
Add: Net adjustment from restructuring charges and related costs (2)	0.01	0.26

Adjusted Diluted earnings per share — continuing operations	$0.48	$0.40	20%

Diluted earnings per share — discontinued operations, as reported	$—	$1.25
Deduct: Gain on sale of Godiva Chocolatier business (4)	—	(1.23)

Adjusted Diluted earnings per share — discontinued operations *	$—	$0.03

Adjusted Diluted net earnings per share	$0.48	$0.43	12%

*	The sum of the individual per share amounts does not equal due to rounding.

	Year-to-Date
(millions, except per share amounts)	May 3, 2009	Apr. 27, 2008	% Change
Gross margin, as reported	$2,393	$2,507
Add: Unrealized losses on commodity hedges (1)	14	—
Add: Restructuring related costs (2)	21	—

Adjusted Gross margin	$2,428	$2,507	(3)%

Adjusted Gross margin percentage	40.1%	39.9%

Earnings before interest and taxes, as reported	$1,040	$910
Add: Unrealized losses on commodity hedges (1)	14	—
Add: Restructuring charges and related costs (2)	21	172

Adjusted Earnings before interest and taxes	$1,075	$1,082	(1)%

Interest, net, as reported	$83	$121

Adjusted Earnings before taxes	$992	$961

Taxes on earnings, as reported	$294	$207
Add: Tax benefit from unrealized losses on commodity hedges (1)	5	—
Add: Tax benefit from restructuring charges and related costs (2)	7	72
Add: Tax benefit from resolution of a state tax contingency (5)	—	13

Adjusted Taxes on earnings	$306	$292

Adjusted effective income tax rate	30.8%	30.4%

Earnings from continuing operations, as reported	$663	$582
Add: Net adjustment from unrealized losses on commodity hedges (1)	9	—
Add: Net adjustment from restructuring charges and related costs (2)	14	100
Deduct: Benefit from resolution of a state tax contingency (5)	—	(13)

Adjusted Earnings from continuing operations	$686	$669	3%

Earnings from discontinued operations, as reported	$4	$494
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (3)	(4)	—
Deduct: Gain on sale of the Godiva Chocolatier business (4)	—	(462)

Adjusted Earnings from discontinued operations	$—	$32

Adjusted Net earnings	$686	$701	(2)%

Diluted earnings per share — continuing operations, as reported	$1.84	$1.51
Add: Net adjustment from unrealized losses on commodity hedges (1)	0.02	—
Add: Net adjustment from restructuring charges and related costs (2)	0.04	0.26
Deduct: Benefit from resolution of a state tax contingency (5)	—	(0.03)

Adjusted Diluted earnings per share — continuing operations	$1.90	$1.74	9%

Diluted earnings per share — discontinued operations, as reported	$0.01	$1.28
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (3)	(0.01)	—
Deduct: Gain on sale of the Godiva Chocolatier business (4)	—	(1.20)

Adjusted Diluted earnings per share — discontinued operations	$—	$0.08

Adjusted Diluted net earnings per share	$1.90	$1.82	4%

Year Ended
(millions, except per share amounts)	Aug. 3, 2008
Earnings before interest and taxes, as reported	$1,098
Add: Restructuring charges and related costs (2)	182

Adjusted Earnings before interest and taxes	$1,280

Interest, net, as reported	$159

Adjusted Earnings before taxes	$1,121

Taxes on earnings, as reported	$268
Add: Tax benefit from restructuring charges and related costs (2)	75
Add: Tax benefit from resolution of a state tax contingency (5)	13

Adjusted Taxes on earnings	$356

Adjusted effective income tax rate	31.8%

Earnings from continuing operations, as reported	$671
Add: Net adjustment from restructuring charges and related costs (2)	107
Deduct: Benefit from resolution of a state tax contingency (5)	(13)

Adjusted Earnings from continuing operations	$765

Earnings from discontinued operations, as reported	$494
Deduct: Gain on sale of the Godiva Chocolatier business (4)	(462)

Adjusted Earnings from discontinued operations	$32

Adjusted Net earnings	$797

Diluted earnings per share — continuing operations, as reported	$1.76
Add: Net adjustment from restructuring charges and related costs (2)	0.28
Deduct: Benefit from resolution of state tax contingency (5)	(0.03)

Adjusted Diluted earnings per share — continuing operations	$2.01

Diluted earnings per share — discontinued operations, as reported	$1.30
Deduct: Gain on sale of the Godiva Chocolatier business (4)	(1.21)

Adjusted Diluted earnings per share — discontinued operations *	$0.08

Adjusted Diluted net earnings per share*	$2.09

*	The sum of the individual per share amounts does not equal due to rounding.